Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY: Medallion Financial Corp. 437 Madison Avenue New York, New York10022 Andrew M. Murstein, President Larry D. Hall, CFO 1-212-328-2100 1-877-MEDALLION	AT ZLOKOWER COMPANY Public Relations Harry Zlokower/Dave Closs 1-212-863-4193

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. ANNOUNCES

RECEIPT OF INVESTMENT GRADE RATING OF A- FROM

EGAN-JONES RATINGS CO.

NEW YORK, NY – February 23, 2016 – Medallion Financial Corp. (Nasdaq: TAXI) announced today that the Company received an investment grade rating of A- from Egan-Jones Ratings Co.

Andrew Murstein, President of Medallion Financial stated, “We are extremely pleased to have received an investment grade rating of A- from Egan-Jones. This rating reaffirms our position as having strong credit and provides us with a greater ability to enhance our capital structure for the benefit of our shareholders. Since our IPO almost 20 years ago, we have evolved into a fully diversified publicly traded investment company with our consumer lending businesses having grown by 30% last year, and less than 10% of our earnings coming from the taxi medallion industry. 2015 was the most profitable year ever for us and we are confident in our future.”

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Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $5 billion to the taxicab industry and other small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2014 Annual Report on Form 10-K.